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Exhibit (a)(1)(N)

ADC STOCK OPTION EXCHANGE PROGRAM
Statement of Exchanged Stock Options

Statement Date: July XX, 2003

To: Optionholder

        Your personalized Statement of Exchanged Stock Options is located on the reverse side. The chart outlines your election to participate in the ADC Stock Option Exchange Program. Also included on the reverse side are key dates of importance and other information you should be aware of as it relates to the Stock Option Exchange Program.

        You are receiving this statement because ADC has accepted your election to exchange your eligible options and those options have been cancelled effective June 28, 2003. There is no action required on your part at this time.

        [Alternate paragraph to replace immediately preceding paragraph if condition is met eliminating Tier 1: Pursuant to the terms and conditions of the ADC Stock Option Exchange Program, since the average ADC stock closing price over the last five days of the offer period was $4.00 or higher, options in Tier 1 were not accepted for exchange. Even if you elected to exchange options in Tier 1, those options will remain in place under the terms of your existing stock option agreement(s). Options in Tiers 2, 3, and 4 that you elected to exchange, if any, have been accepted and those options have been cancelled effective June 28, 2003. There is no action required on your part at this time.]

        ADC expects to grant the new options on December 29, 2003, pursuant to the terms and conditions of the ADC Stock Option Exchange Program. Documentation regarding the replacement grants will be sent to ADC optionholders in February 2004. Please note that the final number of replacement options will be determined by the terms and conditions of the exchange offer as described in the Offer to Exchange.

        If you have any questions about the ADC Stock Option Exchange Program, you may contact ADC's HR Stock Option Group as follows:

Telephone: 952-917-0576 or 800-366-3889 ext. 70576                        Email: stockoptions@adc.com

Best Regards,
Rick Roscitt
Chairman and CEO

        —Over—

ADC STOCK OPTION EXCHANGE PROGRAM
Statement of Exchanged Stock Options

Statement Date: July XX, 2003

Optionholder: Account ID Number: ADC Email Address:	Home Address:

        The following chart outlines your election to participate in the ADC Stock Option Exchange Program:

Tiers	Original Option Number	Original Grant Date	Original Exercise Price	Number of Options Outstanding on June 2, 2003	Original Option Type	Exchange Ratio	Number of Replacement Options*
x
x
x
x
x
x
x
x
x
x
x
x
x
x
x
x
x

*
Final number of replacement options will be determined by the terms and conditions of the exchange offer as described in the Offer to Exchange.

Key Dates:
ADC acknowledged receipt of your last election/agreement to participate on:	June XX, 2003
ADC accepted your last election on:	June 28, 2003
ADC cancelled your exchanged options on:	June 28, 2003
Expected grant date of replacement grants:	December 29, 2003
Expected delivery time for replacement grants:	February 2004
Other Information:
The Optionholder should expect to receive an Omnibus Nonqualified Stock Option Agreement from ADC, which will provide all of the terms and conditions of the replacement grants. By previously electing to participate in the ADC Stock Option Exchange Program, the Optionholder has already consented to and agreed to be bound by all terms and conditions of the Omnibus Nonqualified Stock Option Agreement for the replacement grants. Since the replacement grants have already been agreed to, there will be no requirement for the Optionholder to return the Omnibus Nonqualified Stock Option Agreement to ADC.

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  Exhibit (a)(1)(N)